                        Retail Class Distribution Plan


     This Plan (the "Plan") constitutes the Distribution Plan relating to the Retail Class shares of Loomis Sayles Growth Fund series, Loomis Sayles Core Value Fund series, Loomis Sayles Small Cap Value Fund series, Loomis Sayles International Equity Fund series, Loomis Sayles Worldwide Fund series, Loomis Sayles Bond Fund series, Loomis Sayles Global Bond Fund series, Loomis Sayles High Yield Fund series, Loomis Sayles Short-Term Bond Fund series, Loomis Sayles Small Company Growth Fund series, Loomis Sayles Mid-Cap Value Fund series, Loomis Sayles Mid-Cap Growth Fund series, Loomis Sayles Strategic Value Fund series, Loomis Sayles Investment Grade Bond Fund series and Loomis Sayles Intermediate Maturity Bond Fund series, each a series ("Series") of Loomis Sayles Funds, a Massachusetts business trust (the "Trust").

     Section 1. The Trust, on behalf of each Series, will pay to Loomis Sayles Distributors, L.P., a Delaware limited partnership which acts as the Principal Distributor of the Series' shares, or such other entity as shall from time to time act as the Principal Distributor of the Series' shares (the "Distributor"), a fee (the "Distribution Fee") at an annual rate not to exceed 0.25% of each Series' average daily net assets attributable to the Retail Class shares. Subject to such limit and subject to the provisions of Section 6 hereof, the Distribution Fee shall be as approved from time to time by (a) the Trustees of the Trust and (b) the Independent Trustees of the Trust. The Distribution Fee shall be accrued daily and paid monthly or at such other intervals as the Trustees shall determine. The Distributor may pay all or any portion of the Distribution Fee to securities dealers or other organizations (including, but not limited to, any affiliate of the Distributor) as commissions, asset-based sales charges or other compensation with respect to the sale of Retail Class shares of the Series, or for providing personal services to investors in Retail Class shares of the Series and/or the maintenance of shareholder accounts, and may retain all or any portion of the Distribution Fee as compensation for the Distributor's services as principal underwriter of the Retail Class shares of the Series. All payments under this Section 1 are intended to qualify as "asset-based sales charges" or "service fees" as defined in the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD").

     Section 2. This Plan shall continue in effect for a period of more than one year after January 1, 1997 only so long as such continuance is specifically approved at least annually by votes of the majority (or whatever other percentage may, from time to time, be required by Section 12(b) of the Investment Company Act of 1940 (the "Act") or the rules and regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

     Section 3. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     Section 4. This Plan may be terminated at any time by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding Retail Class shares of the Series.

     Section 5. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

     A. That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding Retail Class shares of the Series, on not more than 60 days' written notice to any other party to the agreement; and

     B. That such agreement shall terminate automatically in the event of its assignment.

     Section 6. This Plan may not be amended to increase materially the amount of expenses permitted pursuant to Section 1 hereof without approval by a vote of at least a majority of the outstanding Retail Class shares of the Series, and all material amendments of this Plan shall be approved in the manner provided for continuation of this Plan in Section 2.

     Section 7. As used in this Plan, (a) the term "Independent Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the Act and the rules and regulations thereunder, and the term "majority of the outstanding Retail Class shares of the Series" shall mean the lesser of the 67% or the 50% voting requirements specified in clauses (A) and (B), respectively, of the third sentence of Section 2(a)(42) of the Act, all subject to such exemptions as may be granted by the Securities and Exchange Commission.



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